Exhibit 10.20

New York Agency, One Liberty Plaza, New York, N.Y. 10006

October 31, 2003

J. David Lowell

Lowell Mineral Exploration, L.L.C.

789 Av. Beatriz

Rio Rico, Az. 85648

Dear David:

RE:	ESTABLISHMENT OF A STAND-BY LETTERS OF CREDIT FACILITY IN FAVOR OF BANCO SUD AMERICANO

The Bank of Nova Scotia (the “Bank”) is pleased to advise that, subject to your acceptance, the Bank will make available to Lowell Mineral Exploration, L.L.C. (the “Borrower”) the credit facility described in this letter (the “Agreement”), subject to the following terms and conditions:

1.	Credit Facility - Stand-by Letters of Credit Facility

Up to a maximum amount of two million United States Dollars (US$2,000,000), with a term of not greater than one year, to be issued by the Bank at the request of the Borrower, upon terms acceptable to the Bank

2.	Purpose

To issue Stand-by Letters of Credit to Banco Sud Americano in support of the credit facilities (Performance Bond) they are to extend to the Borrower.

3.	Credit Availments (“Letters”)

Letters may be obtained under the Credit Facility, subject to issuance at the Bank’s discretion, being denominated in United States Dollars and in a form satisfactory to the Bank. The Letters shall be subject to the additional terms set forth in “Exhibit I” attached hereto.

Amounts paid by the Bank under or in connection with such Letters (“Advances”) shall be due and payable upon written demand and shall bear interest at the Bank’s cost of funds plus 2% per annum. Interest shall accrue from day to day for the actual number of days elapsed and shall be calculated, on a 360 day basis as applicable, and payable monthly, not in advance, on the last business day of each month, and to the extent permitted by law interest on overdue amounts shall be calculated similarly and at the same rates but payable upon demand and compounded monthly, both before and after demand and judgement.

4.	Commissions and Fees

(a)	Stand-by Letters of Credit Fee

A fee of 1.10% per annum in respect of the amounts of any Stand-by Letters of Credit issued hereunder (the “Stand-by L/C Fee”) shall be payable to the Bank. Such fee shall be payable quarterly in advance in United States Dollars with the first advance quarterly payment due on the date of LC issuance and thereafter on advance quarterly and shall accrue from day to day for the actual number of days elapsed on the basis of a year of 360 days.

(b)	Up-Front Application, Administrative & Monitoring Fee

A flat fee of five thousand US Dollars (US$5,000.00) will be payable in advance by the Borrower at the time of LC issuance.

5.	Maturity

The Credit Facility shall revolve and may be terminated by the Bank on its periodic review.

Outstanding contingent liabilities under the Credit Facility may be demanded by the Bank pursuant to the provisions contained in Schedule A attached hereto. It is agreed that a reasonable period of notice to effect such a termination and demand shall be in both cases a maximum of 30 days notice, provided that, without limitation, if there is non-payment of amounts due hereunder; the Borrower admits an inability to pay its debts generally; becomes subject to any judgement affecting any substantial part of its property or otherwise is unable to handle its affairs in the normal course, the right to terminate the credit and make such demand and take steps to recover all such outstanding amounts thereunder shall take effect immediately.

6.	Security

(a)	The following documents (the “Security Documents”) shall constitute the continuing collateral security for the present and future indebtedness and liability of the Borrower hereunder, to be in form and substance satisfactory to the Bank.

(i)	Authority to Hold Funds supported by a Hypothecation-Special and Stock power(s), conferring security over the required portion of the Borrower’s investment portfolio comprised of SPDRs (S&P index units) equal to at least 150% of the face value of the Standby Letter of Credit. The SPDRs will be held in a Custody Account at Scotiabank’s ISS Division in Toronto, Canada for the sub-account of the Borrower (the “Security”);

(ii)	such other documentation as may be required by the Bank in its sole discretion from time to time; and

(b)	The above Security is subject to the following Trigger Clauses:

(i)	If at any time the aggregate of the collateral falls below 135% of the Standby Letter of Credit, the Borrower shall, within five days of receiving written notice of such from the Bank, provide additional security acceptable to the Bank or deposit cash that would serve as a partial prepayment of the Letter of Credit.

(ii)	If at any time the aggregate of the collateral falls below 125% of the Standby Letter of Credit, the Bank may, at its option and without prior notice to the

Borrower, liquidate a sufficient portion of the Collateral that will ensure that the aggregate of the Collateral is at least 150% of the Outstanding Amounts.

(c)	The Borrower may not sell, lease, transfer, redeem or otherwise dispose of collateral subject to the Bank’s security.

(d)	The Borrower may from time to time, with the written consent of the Bank, substitute portfolio assets subject to the Bank’s collateral (by replacing all or any of the then current Security assets with new assets, the former to be released from the Bank’s charge), so long as the aggregate of the collateral portfolio continues to provide security cover at a margin acceptable to the Bank for the total monies outstanding.

6.	Conditions to Utilization

The obligation of the Bank to issue at any time Stand-by Letters of Credit available under the Credit Facility (each a “Utilisation”) is subject to the condition that the Bank shall have first received from the Borrower an executed copy of this Agreement including Exhibit I, the Security Documents, and all required documents in a form and substance satisfactory to the Bank.

7.	Representations and Warranties

(a)	The Borrower represents and warrants that:

(i)	the Borrower is a company duly organised under the laws of the jurisdiction of its incorporation and it has power to enter into this Agreement and to exercise its rights and perform its obligations hereunder and all corporate and other action required to authorise its execution of this Agreement and its performance of its obligations hereunder has been duly taken;

(ii)	in any proceedings taken in the jurisdiction of its incorporation in relation to this Agreement, the Borrower will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process;

(iii)	all acts, conditions and things required to be done, fulfilled and performed in order (aa) to enable the Borrower lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it herein (bb) to ensure that the obligations expressed to be assumed by it herein are legal, valid and binding and (cc) to make this Agreement admissible in evidence in the jurisdiction of its incorporation have been done, fulfilled and performed;

(iv)	under the laws of the jurisdiction of its incorporation at the date hereof, it is not necessary that this Agreement be filed, recorded or enrolled with any court or other authority in the jurisdiction of its incorporation or that any stamp, registration or similar tax be paid on or in relation to this Agreement;

(v)	under the laws of the jurisdiction of its incorporation, the obligations expressed to be assumed by the Borrower herein are legal and valid obligations binding and enforceable on it in accordance with the terms thereof save as the same may be limited by any bankruptcy, insolvency or other similar laws of general application;

(vi)	the Borrower has not taken any corporate action nor have any other steps been taken or legal proceedings been started or threatened against it for its winding-up, dissolution, administration or re-organisation or for the appointment of any receiver, administrator, administrative receiver, trustee, liquidator, sequestrator or similar officer of it or of any or all of its assets or revenues;

(vii)	no action or administrative process of or before any court or agency which would have a material adverse effect on the Borrower’s business or financial condition or on its ability to perform its obligations under this Agreement has been started or threatened;

(viii)	save as created pursuant to the Security Documents, the Borrower has not created any encumbrance over all or any of its present or future revenues or assets;

(ix)	the execution of this Agreement and the exercise by it of its rights and performance of its obligations hereunder do not constitute and will not result in any breach of any agreement to which it is a party.

(b)	The representations and warranties contained in paragraph 7(a) above shall be made on the date hereof.

7.	Covenants

The Borrower hereby covenants:

(a)	to obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorizations, approvals, licenses and consents required in or by the laws and regulations of the jurisdiction of its incorporation and any other applicable law to enable it lawfully to enter into and perform its obligations under this Agreement and the Security Documents or to ensure the legality, validity, enforceability or admissibility in evidence in the jurisdiction of its incorporation of this Agreement and the Security Documents;

(b)	to promptly notify the Bank of the occurrence of any event or circumstance which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both and to provide to the Bank a detailed statement by the Borrower of the steps, if any, being taken to sure or remedy such default;

(c)	that it shall not, without the written consent of the Bank, sell, lease, or transfer or otherwise dispose of, by one or more transactions or series of transactions (whether related or not) the whole or substantially all of its revenues or its assets;

(d)	to provide the Bank with copies of personal financial statements of David Lowell (the beneficial owner) at least annually.

(e)	to provide the Bank with written notice of any change to the composition of the board of directors of the Borrower; and

(f)	to request the consent of the Bank by giving it at least 30 days written notice of any proposed material change to the beneficial ownership or structure of the Borrower, such consent not to be unreasonably withheld or delayed.

8.	Events of Default

(a)	Upon the occurrence and continuation of any Event of Default, the Bank may, by written notice to the Borrower, declare that all amounts then outstanding (contingently or otherwise) under this Agreement or any Stand-by Letters of Credit shall be immediately due and payable.

(b)	For the avoidance of doubt, the parties agree that the Bank can, without prior notice to the Borrower, liquidate the Security without the occurrence of an Event of Default.

(c)	An Event of Default” shall occur if:

(i)	the Borrower fails to pay any amount of principal, interest, fees or other amounts when due under the Agreement, unless such failure is due to a technical failure in the transmission of funds and is remedied within five Business Days of the due date for the making of such payment;

(ii)	the Borrower makes any representation or warranty hereunder which is incorrect in any material respect;

(iv)	the Bank cannot liquidate a sufficient portion of the Security to ensure that the remaining aggregate is in excess of 150% the outstanding liabilities;

(v)	the Borrower admits its inability to pay its debts generally; or fails to pay a material amount of any of its indebtedness when due and such failure continues after any applicable grace period specified in an agreement or instrument relating to such indebtedness; or permits any default under any agreement or instrument relating to its indebtedness, or any other event, to occur and to continue after any applicable grace period specified in such agreement or instrument and the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of a material amount of such indebtedness;

(vi)	the Borrower becomes bankrupt (voluntarily or involuntarily), or becomes subject to any proceeding seeking rearrangement, relief from creditors or the appointment of a receiver or trustee over, or any judgement or order which has or might have a material and adverse effect on any substantial part of their property or undertaking;

(vii)	the Borrower takes any corporate action or other steps are taken or legal proceedings are started for its liquidation, winding-up, dissolution, administration, reorganisation or amalgamation or for the appointment of a receiver, administrator, administrative receiver, liquidator or similar officer of it or of any or all of its revenues and assets (other than for the purposes of and followed by an amalgamation or reorganisation, the terms of which have first been approved by the Bank in writing);

(viii)	the Borrower fails to observe or perform any term of the Security Documents;

(ix)	other than as contemplated in the Security Documents, an encumbrancer takes possession or a receiver is appointed or any public officer takes charge or control of the whole or any part of the undertaking or assets of the Borrower;

(x)	in the reasonable opinion of the Bank, there is a material adverse change in the financial position of the Borrower; or

(xi)	it becomes unlawful for the Borrower, or the Borrower shall be or become unable for any reason, to perform any of its obligations hereunder.

9.	Indemnity Provisions

If the introduction or implementation of or any change in or in the interpretation of, or any change in its application to the Borrower of, any law or any regulation or guideline issued by any central bank or other governmental authority (whether or not having the force of law), including, without limitation, any reserve or special deposit requirement or any tax (other than tax on the Bank’s general income) or any capital requirement (a “Legal Change”) has, due to the Bank’s compliance, the effect, directly or indirectly of (i) increasing the cost to the Bank of performing its obligations hereunder, (ii) reducing any amount received or receivable by the Bank or its effective return hereunder or on its capital; or (iii) causing the Bank to make any payment or to forgo any return based on any amount received or receivable by the Bank hereunder, then, upon demand from time to time, the Borrower shall pay such amount as shall compensate the Bank for any such cost, reduction, payment or forgone return.

The Borrower shall further indemnify the Bank for all costs, losses and expenses incurred by the Bank in connection with the early termination of any LIBOR Period and agrees that the Bank shall have no liability to the Borrower for any reason in respect of the Credit, the Standby Letters of Credit or the Overdraft Facility other than on account of the Bank’s gross negligence or wilful misconduct. Any certificate of the Bank in respect of the foregoing will be conclusive and binding upon the Borrower, except for manifest error, provided that the Bank shall determine the amounts owing to it in good faith using any reasonable averaging and attribution methods.

10.	Change of Circumstances

If, as a result of a Legal Change, it becomes unlawful or impossible to maintain the Stand-by Letters of Credit Facility, the Bank shall so certify to the Borrower. Upon receipt of such notice, the Bank’s commitment under this Agreement shall be suspended and the Borrower and the Bank shall negotiate in good faith for a period not exceeding 30 days with a view to finding a mutually acceptable substitute basis for the Standby Letter of Credit.

If upon the expiration of such a period no substitute basis is agreed, the Bank may, by written notice, declare the Stand-by Letters of Credit Facility to be terminated on a date specified in the notice, whereupon its commitment shall cease, and may further demand payment of all indebtedness and liability outstanding and accrued under the Agreement to such date.

11.	Withholding Taxes and Levies

(a)	All payments due from the Borrower hereunder shall be made free from and without deduction for or on account of any taxes or levies, except to the extent that the Borrower is required by law to make payment subject to taxes. If any tax or amount in respect of tax must be deducted from any such payment, the Borrower shall pay such additional amounts as may be necessary to ensure that the Bank receives a net amount equal to the full amount which it would have received had payment not been made subject to tax.

(b)	The Borrower shall pay any Taxes in addition to such payments.

12.	Expenses

All reasonable fees and out-of-pocket expenses of the Bank in respect of preparation of this Agreement or any of the security for it; and the enforcement of this Agreement or any of the security for it are payable by the Borrower.

13.	General Indemnity (See Also Exhibit I)

The Borrower undertakes to indemnify the Bank against:

(a)	any reasonable cost, loss or expense, including legal fees, which it may sustain or incur as a consequence of the occurrence of any Event of Default or any default by the Borrower in the performance of any of the obligations expressed to be assumed by it in this Agreement; and

(b)	any loss it may sustain or incur as a result of it funding an Advance requested by the Borrower hereunder but where the Advance is not made by reason of the operation of any one or more of the provisions of this Agreement.

14.	Evidence of Indebtedness

The Borrower acknowledges that the actual recording under the Credit and interest fees and other amounts due therefore under this Agreement in an account maintained by the Bank in respect thereof and payments made under the Stand-by Letters of Credit in accordance with this Agreement shall constitute except for manifest error, conclusive evidence of the Borrower’s indebtedness and liability from time to time hereunder; provided that the failure of the Bank to record same in such account shall not affect the obligation of the Borrower to pay or repay such indebtedness and liability in accordance with the provisions of this Agreement.

15.	Severability

The invalidity or unenforceability of any particular provision of this Agreement shall not affect any other provision herein and this Agreement shall be construed as if the invalid or unenforceable provision had been omitted.

16.	Waiver

No failure to exercise, nor any delay in exercising, on the part of any party to this Agreement any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

17.	Notices

Any notice or communication shall be deemed to have been given to a party hereunder:

(a)	upon delivery in writing to such party at its address as noted on page 1 hereof or at the address of which such party last notified the other; or

(b)	upon receipt if by facsimile to the Bank using its facsimile number of record for the attention of the Assistant General Manager-Private Banking or to the Borrower using facsimile number of record.

(c)	Notice or communication to the Bank hereunder to be effective on a certain Business Day must be given prior to 12.00 noon (EST) on that Business Day. Each notice or communication given by a party hereunder shall be binding on it and shall not be revocable without the other party’s consent.

18.	Assignability

(a)	The Borrower may not assign this Agreement.

(b)	The Bank may assign or grant participation in its rights and obligations hereunder to any financial institution, with each such assignee or participant to be entitled to rely on the indemnity provisions set out above, provided that all rights to enforce this agreement shall remain with the Bank. The Bank may disclose to a prospective assignee or to any other person who may propose entering into contractual relations with the Bank in relation to the Agreement such information about the Borrower or any Alternate Borrowers as the Bank shall consider appropriate.

19.	Governing Law

The Agreement and the Security Documents (unless specifically otherwise stated therein) shall be governed and construed in all respects in accordance with the laws of the State of New York, U.S.A.

20.	Jurisdiction

(a)	The Borrower irrevocably agrees for the benefit of the Bank that the courts of New York State shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and, for such purposes, irrevocably submits to the jurisdiction of such courts.

(b)	The Borrower irrevocably waives any objection which it might now or hereafter have to the courts being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and agrees not to claim that any such court is not a convenient or appropriate forum.

(c)	The submission to the jurisdiction of the courts shall not (and shall not be construed so at to) limit the right of the Bank to take proceedings against the Borrower in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not if and to the extent permitted by applicable law.

Please indicate your acceptance of this Agreement by signing and returning this letter on or before November 30, 2003 at which time the offer of facility contained herein shall lapse.

Yours very truly,

/s/ Joan D’ Addario	/s/ Peter VanDongen
Joan D’ Addario Personal Banking Manager	Peter VanDongen Assistant General Manager

Accepted for and on behalf of

Lowell Mineral Exploration, L.L.C.

                day of                     2003

Signed by:	/s/ J. David Lowell	Name:
Director

Signed by:	/s/ Edith S. Lowell	Name:
Director

EXHIBIT I

Indemnity in respect of Standby Letters of Credit

To: The Bank of Nova Scotia Private Banking at New York Agency

In return for The Bank of Nova Scotia (the “Bank”) agreeing at our request to issue one or more letters of credit to the beneficiaries specified by us pursuant to the Facility granted to me/us by the Bank under the terms of a letter agreement dated October 31, 2003 from the Bank to us (the letter or letters of credit for the time being in issue being hereafter called the “Letters of Credit”), we hereby unconditionally and irrevocably agree:-

1.	To pay to the Bank on demand all monies whatsoever which may from time to time be claimed or demanded from the Bank or which the Bank shall pay or become liable to pay under or by reason of or in connection with the Letters of Credit.

2.	To indemnify and to hold the Bank harmless against all actions, claims, demands, liabilities, losses, costs, damages and expenses which the Bank may incur or sustain in connection with or arising in any way whatsoever out of issuing the Letters of Credit.

3.	To pay the Bank on demand interest (both before and after judgment) on all amounts paid by the Bank under or in connection with the Letters of Credit from the date such amounts are paid by the Bank until we reimburse the Bank at the rate per annum determined by the Bank to be 10% above the cost of the Bank funding such sum from whatever source the Bank shall select.

4.	The Bank is hereby irrevocably authorized without any further reference to or further authority from us to debit any of our accounts with the Bank including any account over which the Bank has a security interest for our obligations hereunder with any sum payable by us hereunder whether or not the account is in credit or in debit or may in consequence become overdrawn or to sell or otherwise dispose of all or any stocks, shares, marketable securities belonging to us (or any of us) whether held by the Bank for safe custody, collection or otherwise towards our obligations hereunder.

5.	The Bank shall at all times be entitled immediately to pay any amount demanded or which the Bank shall from time to time become liable to pay under or by reason of the Letters of Credit without any reference to or any authority from us and without being under any duty to enquire whether a claim or demand on the Bank shall be properly made notwithstanding mat we may dispute the validity of such claim, demand or payment and we hereby agree that it shall not be a defence to any demand made by the Bank to us pursuant to the terms of this Indemnity nor shall our obligations be affected or impaired by the fact that the Bank was or might have been justified in refusing payment of any such amount in whole or in part.

6.	This Indemnity is a continuing security and shall remain in full force and effect until all monies and liabilities now or hereafter payable or incurred by us hereunder shall have been paid or satisfied in full and shall be in addition to and not in any way prejudiced or be affected by any guarantee, indemnity, security interest, charge, lien or other security now or at anytime hereafter in force in respect of the payments made or actions, claims, demands, liabilities, losses, costs, damages and expenses incurred or sustained in connection with or arising out of the Letters of Credit.

7.	No failure or delay on the part of the Bank to exercise any power, right or remedy under this Indemnity shall operate as a waiver thereof, nor shall any single or partial exercise by the Bank of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.

8.	A demand for payment under this Indemnity may be made or given by any manager, officer or agent of the Bank by letter addressed to us.

9.	Any notice or demand to be served on us by the Bank hereunder may be served on any officer of the company personally, or by letter addressed to the company or to any of our officers and left at our registered office or at any one of our principal places of business, or by posting the same by letter addressed in any such manner as aforesaid to such registered office or any such principal place of business.

10.	Any notice or demand sent by post in accordance with either of the preceding sub-clauses of this Clause shall be deemed to have been served on me/us at 10 a.m. (EST) time on the third business day next following the date of posting. In providing such service by post it shall be sufficient to show that the letter containing the notice or demand was properly addressed and posted and such proof of service shall be effective notwithstanding that the letter was in fact not delivered or was returned undelivered.

11.	This Indemnity shall be governed by and construed in accordance with the law of the State of New York and I/we hereby submit to the non-exclusive jurisdiction of the State of New York in connection herewith.

SIGNED on          2003

For and on behalf of

Lowell Mineral Exploration, L.L.C.

/s/ J. David Lowell	/s/ Edith S. Lowell
Director	Director/Secretary